Exhibit 4.1

NORTHERN OIL AND GAS, INC.

8.50% SENIOR SECURED SECOND LIEN NOTES DUE 2023

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 18, 2018

WILMINGTON TRUST, NATIONAL ASSOCIATION

As Trustee and Collateral Agent

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 18, 2018, is between Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, a national banking association, as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity together with its successors in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Company and the Trustee and Collateral Agent have entered into an Indenture, dated as of May 15, 2018 (the “Indenture”), pursuant to which the Company has issued $344,279,000 in aggregate principal amount of 8.50% Senior Secured Second Lien Notes due 2023;

WHEREAS, the Company desires to amend and supplement the Indenture as contemplated by Articles 2, 3 and 4 of this Supplemental Indenture to, among other changes, (a)(i) incorporate customary mechanics for the issuance of Additional Notes; (ii) provide for the entry into a new senior secured revolving credit facility, (iii) permit the Company to issue up to $350 million of Additional Notes and use an amount less than or equal to the proceeds therefrom to fund the redemption of Existing Notes; (iv) permit the Company to make certain Restricted Payments; and (v) incorporate updates to the reporting, hedging, investments and additional collateral covenants and (b) permit certain corresponding amendments to the Intercreditor Agreement (collectively, the “Amendments”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee and the Collateral Agent may, in certain circumstances, amend or supplement the Indenture, the Notes and any other Note Document with the consent of the Holders of more than 50% of the aggregate principal amount of outstanding Notes, subject to Section 2.09 of the Indenture;

WHEREAS, the Company has solicited the consent of the Holders of the outstanding Notes, and the Holders of more than 50% of the aggregate principal amount of Notes have validly consented to the Amendments set forth in this Supplemental Indenture, pursuant to and in accordance with the Consent Solicitation Statement dated September 11, 2018, upon the terms and subject to the conditions set forth therein (the “Consent Solicitation Statement”);

WHEREAS, this Supplemental Indenture is authorized pursuant to Section 9.02 of the Indenture;

WHEREAS, the Company has, pursuant to Section 9.06 of the Indenture, furnished the Trustee and the Collateral Agent with an Officers’ Certificate and an Opinion of Counsel complying with the requirements of Sections 11.04 and 11.05 of the Indenture;

WHEREAS, the Trustee and the Collateral Agent each is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Articles of Incorporation and the Bylaws (or comparable constituent documents) of the Company, of the Trustee and of the Collateral Agent necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Trustee and the Collateral Agent, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company and the Trustee and Collateral Agent covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 1.02. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.03. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective, but will not become operative, immediately upon its execution and delivery by the Company and the Trustee and Collateral Agent.

Section 1.04. Operative Date of Supplemental Indenture. Notwithstanding an earlier effectiveness date, the provisions of this Supplemental Indenture shall not become operative until the time and date upon which the Company pays the Consent Fee (as defined in the Consent Solicitation Statement) to all Holders who have validly delivered and not validly revoked consents pursuant to the terms of the Consent Solicitation Statement. The Company will provide written notice (which may be by e-mail) to the Trustee and Collateral Agent upon the occurrence of the First Supplemental Indenture Date.

ARTICLE 2

Section 2.01. The cross-reference table of the Indenture shall be amended to be deleted in its entirety and replaced with the cross-reference table attached hereto as Annex A.

Section 2.02. The first paragraph of the recitals of the Indenture shall be amended to delete the words “(the “Initial Notes”)”.

Section 2.03. Section 1.01 of the Indenture shall be amended by inserting each of the following definitions in its correct alphabetical position:

“Additional Interest” means all additional interest then owing pursuant to any Registration Rights Agreement. Unless the context indicates otherwise, all references to “interest” in this Indenture or the Notes shall be deemed to include any Additional Interest.

“Additional Notes” means, subject to the Company’s compliance with Section 4.27, 8.50% Senior Secured Second Lien Notes due 2023 issued from time to time after the Issue Date under the terms of this Indenture (other than pursuant to Section 2.06, 2.07, 2.10, 3.06, 3.09, 4.25 or 9.05 of this Indenture or Section 2.3 or 2.4 of the Appendix and other than Exchange Notes issued pursuant to an exchange offer for other Notes outstanding under this Indenture).

“Exchange Notes” has the meaning provided in the Appendix.

“First Supplemental Indenture Date” means the date on which the supplemental indenture to this Indenture, dated September 18, 2018, becomes operative pursuant to Section 1.04 of such supplemental indenture.

“Registered Exchange Offer” has the meaning provided in the Appendix.

“Shelf Registration Statement” has the meaning provided in the Appendix.

Section 2.04. Section 1.01 of the Indenture shall be amended to delete the definition of First Lien Agent in its entirety and replace it with the following:

“First Lien Agent” means, until the First Supplemental Indenture Date, TPG Specialty Lending, Inc., and thereafter, the Royal Bank of Canada (to the extent appointed) until a successor replaces it in accordance with the applicable provisions of the First Lien Credit Agreement, or if the First Lien Credit Agreement ceases to exist, the collateral agent, or other representative of lenders or holders of the Credit Facility party to the Credit Facility and the Intercreditor Agreement (including by joinder).

Section 2.05. Section 1.01 of the Indenture shall be amended to delete the definition of First Lien Credit Agreement in its entirety and replace it with the following:

“First Lien Credit Agreement” means, until the First Supplemental Indenture Date, the Term Loan Credit Agreement, dated as of November 1, 2017, among the Company, as borrower, the First Lien Agent, as administrative agent, and the other lenders party thereto, (as amended from time to time), and thereafter as refinanced and replaced (to the extent refinanced and replaced) by that certain Credit Agreement, dated as of the First Supplemental Indenture Date, among the Company, as borrower, the First Lien Agent, as administrative agent and the other lenders party thereto, and as further amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time, in accordance with its terms and in a manner not prohibited by or in violation of the terms of this Indenture or the Intercreditor Agreement.

Section 2.06. Section 1.01 of the Indenture shall be amended to delete the definition of First Lien Financial Covenants in its entirety and replace it with the following:

“First Lien Financial Covenants” means the “Financial Covenants” under Sections 9.01(b) and (c) of the First Lien Credit Agreement as of the Issue Date (and when the First Lien Credit Agreement as of the Issue Date ceases to exist, any substantially similar financial maintenance covenants under the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date or any other Credit Facility).

Section 2.07. Section 1.01 of the Indenture shall be amended to delete the words “recitals hereto” and replace such words with the word “Appendix” in the definition of Initial Notes.

Section 2.08. Section 1.01 of the Indenture shall be amended to delete the definition of Notes in its entirety and replace it with the following:

“Notes” means the Initial Notes (including an increase in principal of a Global Note as the result of a PIK Note Payment), any other Additional Notes, any Exchange Notes and any PIK Notes authenticated and delivered under this Indenture. The Initial Notes, any other Additional Notes, any Exchange Notes and any PIK Notes (or any increase in the principal amount of a Global Note) subsequently issued shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes (and any increase in the principal amount of a Global Note as a result of a PIK Note Payment), any Additional Notes, any other Exchange Notes and any PIK Notes.

Section 2.09. Section 1.01 of the Indenture shall be amended to delete the definition of Permitted Acquisition in its entirety and replace it with the following:

“Permitted Acquisitions” means any acquisition by the Company or any Guarantor of Oil and Gas Properties; provided that after giving pro forma effect to any such acquisition that constitutes a Material Acquisition (and any incurrence of Debt in connection therewith), the PDP Coverage Ratio is equal to or greater than 0.95 to 1.00.

Section 2.10. Section 1.01 of the Indenture shall be amended to delete sub clause (a) in the definition of Permitted Refinancing Debt in its entirety and replace it with the following:

“(a) such new Debt is in an aggregate principal amount not in excess of (1) in the case of the Permitted Refinancing Debt to be incurred on the First Supplemental Indenture Date in respect of the First Lien Credit Agreement, $425,000,000 and (2) in the case of any other Permitted Refinancing Debt, the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any accrued and unpaid interest thereon and any fees and expenses, including premiums, related to such exchange or refinancing (but, in the case of Permitted Refinancing Debt in respect of the First Lien Credit Agreement or the Credit Facility under this clause (2), subject to the All in Cap in all respects);”

Section 2.11. Section 1.01 of the Indenture shall be amended to delete the last two sentences in the definition of Total PDP PV-10 in its entirety and replace it with the following:

“Total PDP PV-10” means the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Company’s and its Subsidiaries’ collective interest in its Oil and Gas Properties constituting Proved Developed Producing Reserves and, solely for purposes of the definition of “Permitted Acquisitions,” Proved Developed Non-Producing Reserves during the remaining expected economic lives of such Oil and Gas Properties, as calculated on any date of determination as set forth in the last sentence of this definition. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem Taxes, capital expenditures and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, and plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas Properties (including expenses incurred after the end of the expected economic lives of such Oil and Gas Properties) in respect of such Oil and Gas Properties, (b) the pricing assumptions used in determining Total PDP PV-10 for any Oil and Gas Properties shall be based upon the Strip Price (as set forth in the last sentence of this definition), adjusted in a manner to reflect the Company’s and the Subsidiaries’ Swap Agreements with Approved Counterparties then in effect, (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential and (d) any such calculation and the components thereof shall be in form, substance and detail reasonably satisfactory to the Trustee. The amount of Total PDP PV-10 at any time shall be calculated on a pro forma basis for Material Divestitures and Material Acquisitions of Oil and Gas Properties consummated by the Company and the Subsidiaries following the “as of” date of the Reserve Report most recently delivered hereto (provided that, in the case of any such Material Acquisition, the Trustee (and, if requested by any Holder, the Holder requesting such report) shall have received reserve engineering data evaluating the Proved Reserves attributable to the Oil and Gas Properties subject thereto). Notwithstanding anything to the contrary contained herein, (i) any calculation of Total PDP PV-10 on any date (other than any March 31, June 30, September 30 or December 31) shall be made using the information set forth in the then most recent Reserve Report delivered to the Trustee and, if requested, to the Holders requesting such report in accordance with this Indenture (as supplemented by any reserve engineering data received in connection with any Material Acquisition as provided in the parenthetical of the immediately preceding sentence), (ii) any calculation of Total PDP PV-10 on any March 31, June 30, September 30 or December 31 of any year shall be made using the information set forth in the Reserve Report with an “as of” date that is the same as such date (if any), and (iii) for purposes of calculating Total PDP PV-10, the Strip Price shall be determined as of the date that is five (5) Business Days prior to the date on which the compliance certificate required to be delivered pursuant to Section 4.03(c) or Section 4.03(s), as applicable, is required to be delivered.

Section 2.12. Section 2.01 of the Indenture shall be amended to delete the first four sentences in their entirety and replace such sentences with the following:

“The Initial Notes issued on the Issue Date are intended to be represented by unrestricted Notes that do not bear the Restricted Notes Legend. If so determined by the Company, Notes may be issued as Transfer Restricted Securities, the provisions of which are set forth in the Appendix attached hereto (the “Appendix”). The Initial Notes and the Trustee’s certificate of authentication therefor shall be substantially in the form of Exhibit 1 to the Appendix. The

Exchange Notes and the Trustee’s certificate of authentication therefor shall be substantially in the form of Exhibit 2 to the Appendix. The Appendix and Exhibits 1 and 2 thereto are hereby incorporated in and expressly made a part of this Indenture.”

Section 2.13. The fourth paragraph of Section 2.02 of the Indenture shall be amended to be deleted in its entirety and replaced with the following:

“The Trustee shall, upon receipt of a written order of the Company signed by an Officer, (a) on the Issue Date, authenticate and deliver the Initial Notes, (b) at any time and from time to time thereafter, authenticate and deliver PIK Notes, or increase the principal amount of any Global Note to reflect a PIK Note Payment that may be validly issued under this Indenture and (c) at any time and from time to time, authenticate and deliver Additional Notes for original issue in an aggregate principal amount specified in such order. Such order shall specify (x) the aggregate principal amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated (or principal increased) and to whom the Notes shall be registered and delivered, (y) in the case of an issuance of PIK Notes or increase in principal amount to reflect a PIK Note Payment, the applicable PIK Interest and a reasonably detailed calculation thereof and (z) in the case of an issuance of Additional Notes pursuant to Section 2.16 after the Issue Date, that such issuance is in compliance with Section 4.27.”

Section 2.14. Article 2 of the Indenture shall be amended by adding the following as a new Section 2.16 immediately after Section 2.15:

“Section 2.16    Issuance of Additional Notes.

The Company shall be entitled, subject to its compliance with Section 4.27, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance, issue price, the date from which interest begins to accrue and the initial interest payment date. The Initial Notes, any Additional Notes, any PIK Notes and any Exchange Notes shall be treated as a single class for all purposes under this Indenture, including waivers, consents, directions, declarations, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date (and the corresponding date from which interest shall accrue thereon and the first interest payment date therefor) and the CUSIP number and any corresponding ISIN of such Additional Notes; provided, however, that any issuance of Additional Notes (i) is treated as part of the same issue as the Initial Notes within the meaning of Treasury Regulation § 1.1275-1(f), (ii) is a qualified reopening of the Initial Notes issued on the Issue Date within the meaning of Treasury Regulation § 1.1275-2(k), or (iii) is otherwise fungible with such Initial Notes for U.S. federal income tax purposes, in the case of each of clauses (i), (ii) and (iii), so that such Additional Notes will trade as part of a single class with such Initial Notes; and

(3) whether such Additional Notes shall be Transfer Restricted Securities and issued in the form of Initial Notes as set forth in Exhibit 1 to the Appendix or shall be issued in the form of Exchange Notes as set forth in Exhibit 2 to the Appendix.”

Section 2.15. Section 4.03 of the Indenture shall be amended to:

(a) delete the first instance of the words “of each” appearing immediately after the words “not later than forty-five (45) days after the end” in the first sentence of clause (b);

(b) add the following as a new clause (t) immediately after clause (s):

“(t) SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will file with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the Company will furnish to the Trustee, within the time periods specified in the SEC’s rules and regulations, and upon its prior written request to the Company, to any Holder or Beneficial Owner of Notes) all quarterly and annual financial information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms and all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. The Company shall at all times comply with TIA § 314(a).”;

(c) delete the word “or” after the words “Section 4.03(b)” and replace such word with a comma in the first paragraph after Section 4.03(t);

(d) add the words “or 4.03(t)” immediately after the first parenthetical in the first sentence of the first paragraph after Section 4.03(t);

(e) delete the first parenthetical of the second paragraph after Section 4.03(t) and replace such parenthetical with “(other than clauses (a), (b), (g) and (t) hereof)”; and

(f) add the following as a new paragraph immediately following the last paragraph of Section 4.03:

“Notwithstanding anything in this Section 4.03 to the contrary, at any time that the Company is subject to the reporting requirements of the Exchange Act or is required to file (or furnish, as applicable) reports on EDGAR, the filing by the Company of all quarterly and annual reports on Forms 10-Q and 10-K and all current reports on Form 8-K, in each case in the manner and within the time periods specified in the SEC’s rules and regulations, shall be deemed to satisfy all requirements under this Section 4.03.”

Section 2.16. Section 4.13 of the Indenture shall be amended to:

(a) delete the second sentence of clause (a) in its entirety and replacing it with the following:

“The Reserve Report as of December 31 of each year shall be prepared or audited by one or more Approved Petroleum Engineers, and the other Reserve Reports of each year shall be prepared by or under the supervision of the chief engineer of the Company who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.”

Section 2.17. Section 4.14 of the Indenture shall be amended to:

(a) delete clause (a) in its entirety and replace it with the following:

“(a) On or before the delivery to the Trustee of each Reserve Report required by Section 4.13(a), the Company will deliver title information covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Collateral Agent and Trustee shall have received together with title information previously delivered to the Collateral Agent and Trustee, title information reasonably supporting marketable title with respect to Oil and Gas Properties constituting at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) of all Proved Reserves and all Proved Developed Producing Reserves evaluated in such Reserve Report (in each case using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report); provided that, in the event that the First Lien Agent grants an extension of the Company’s obligation to deliver title information required by any substantively equivalent section of the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date to this Section 4.14(a) or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility, then the Company’s obligations under this Section 4.14(a) shall be automatically extended for the length of such extension to the same extent, without the need for further written modification to this Indenture (but in any case, to a date no longer than thirty (30) days after the original required date of delivery)”; and

(b) delete clause (c) in its entirety and replace it with the following:

“(c) Notwithstanding anything to the contrary herein, the Company shall be deemed to have complied with this Section 4.14 if, after delivery of the title information and other documents required by any substantively equivalent section of the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date to this Section 4.14 or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility, the First Lien Agent is satisfied that such title information and other documents provided by the Company comply with the obligations of such substantively equivalent section of the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date to this Section 4.14 or such substantively equivalent section of the Credit Facility, as applicable; provided that in all instances such title information and other documents must support marketable title with respect to at least 80% of the present value of all Proved Reserves and all Proved Developed Producing Reserves evaluated in the most recent Reserve Report (in each case using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report). The Trustee and Collateral Agent’s sole responsibility in connection with this Section 4.14 shall be to receive such certificate. Neither the Trustee nor the Collateral Agent shall have any duty to review such reports, evaluate title defects or otherwise take any actions with respect thereto.”

Section 2.18. Section 4.15 of the Indenture shall be amended to:

(a) delete the second proviso in the second sentence of clause (a) and replace it with the following:

“provided that, in the event that the First Lien Agent grants an extension to the Company’s obligation to grant Liens on Mortgaged Properties required by any substantively equivalent section of the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date to this Section 4.15(a) or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility, then the Company’s obligations under this Section 4.13(a) shall be automatically extended for the length of such extension (but, in any case, to a date no later than thirty (30) days after the original required date of delivery), without the need for further written modification to this Indenture.”;

(b) delete the words “equivalent to what the Company provides to the First Lien Agent pursuant to the First Lien Credit Agreement, or, if the First Lien Credit Agreement ceases to exist, the Credit Facility;” in clause (b)(iii) and replace it with the following:

“equivalent to what the Company provides to the First Lien Agent pursuant to the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date, or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility;”

(c) delete the proviso in the second sentence of clause (b) and replace it with the following:

“provided that, in the event that the First Lien Agent grants an extension to the Company’s obligations required by any substantively equivalent section of the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date to this Section 4.15(b) or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility, then the Company’s obligations under this Section 4.13(b) shall be automatically extended for the length of such extension (but, in any case, to a date no later than thirty (30) days after the original required date of delivery), without the need for further written modification to this Indenture.”;

(d) add the words “and Section 4.19” in sub-clause (f) immediately after the words “Section 4.15”;

(e) delete each instance of the word “Initial” in sub-clause (ii) of clause (f) and replace such word in each instance with the word “applicable”; and

(f) add the following as a new clause (g) immediately following clause (f):

“(g) Notwithstanding anything contained in this Indenture or any Security Document to the contrary, in the event that the First Lien Agent grants an extension to the Company’s obligation to deliver any Collateral or perfect any Collateral under the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility, then the Company’s obligation to deliver such Collateral or take such perfection steps shall be automatically extended for the length of such extension (but, in any case, to a date no later than thirty (30) days after the original required date of delivery), without the need for further written modification to this Indenture or any Security Document.”

Section 2.19. Section 4.19 of the Indenture shall be deleted in its entirety and replaced with the following:

“Section 4.19    Acquisition of Oil and Gas Properties – Mortgage Coverage. In connection with any acquisition of Oil and Gas Properties, the Company shall, and shall cause its Subsidiaries to, grant to the Collateral Agent as security for the Secured Obligations, a perfected Lien, junior in priority only to the Liens permitted under Section 4.28(h) (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) sufficient to maintain such a Lien on (a) at least 95% of the total present value (using a 10% discount rate) of all of the Company’s and its Subsidiaries’ Proved Developed Producing Reserves (or such lower amount as required under Section 4.15 at such time), (b) at least 95% of the total present value (using a 10% discount rate) of all of the Company’s and its Subsidiaries’ Proved Reserves (or such lower amount as required under Section 4.15 at such time), (c) substantially all of the Company’s and its Subsidiaries’ Oil and Gas Properties not constituting Proved Reserves, and (d) substantially all of the Company’s and its Subsidiaries’ midstream assets and any infrastructure or related Oil and Gas Property. Each such Lien shall be granted and perfected not later than the later of (i) the date on which the Company is required to grant and perfect any such Lien under Section 4.15(a) and (ii) thirty (30) days after such acquisition by the Company or such Subsidiary; provided that in connection with all acquisitions of Proved Reserves with a present value (using a 10% discount rate), individually or in the aggregate with all other such acquisitions during a fiscal quarter, equal to or in excess of $50.0 million, such Lien shall be granted and perfected not later than thirty (30) days after the acquisition which exceeds such total present value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance as shall be reasonably necessary to grant and perfect the Collateral Agent’s lien and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 4.15(b); provided that, in the event that the First Lien Agent grants an extension to the Company’s obligations required by any substantively equivalent section of the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date to this Section 4.19 or, if the First Lien Credit Agreement ceases to exist under any substantively equivalent section of the Credit Facility, then the Company’s obligations under this Section 4.19 shall be automatically extended for the length of such extension (but, in any case, to a date no later than thirty (30) days after the original required date of delivery), without the need for further written modification to this Indenture.”

Section 2.20. Section 4.21 of the Indenture shall be amended to delete the last sentence in its entirety and replace it with the following:

“Company’s compliance with the requirements of this Section 4.21 shall be measured as of (i) the fifth Business Day following the Issue Date and (ii) thereafter, the last day of each fiscal quarter, in each case using the most recently delivered Reserve Report (including the Initial Reserve Report); provided that, in the event that the First Lien Agent or the lenders under the Credit Facility grant an extension, waiver, amendment, or consent with respect to the Company’s minimum hedging requirements (if any) under the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date or otherwise remove such provisions or, if the First Lien Credit Agreement ceases to exist, any substantively equivalent section of the Credit Facility (if any), such waiver, extension, amendment, consent or removal shall be also applicable to this Section 4.21 (without the need for further written modification to this Indenture); provided further that, notwithstanding anything to the contrary herein, the Company shall be deemed to have complied with this Section 4.21 if the Company complies with any minimum hedging requirements under the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility.

Section 2.21. Section 4.24(a) shall be amended to:

(a) add the words “as in effect on the First Supplemental Indenture Date” after the first instance of the words “First Lien Credit Agreement”;

(b) delete the words “Issue Date” in clause (i) and replace it with the words “First Supplemental Indenture Date”; and

(c) delete the words “Issue Date” in clause (ii) and replace it with the words “First Supplemental Indenture Date”.

Section 2.22. Section 4.25 shall be amended to add the words “First Supplemental Indenture Date, or, if the First Lien Credit Agreement ceases to exist, in any substantively equivalent section of the Credit Facility” immediately after the words “as in effect on the” in the first sentence of clause (a).”

Section 2.23. Section 4.27 of the Indenture shall be amended to:

(a) delete clause (g) in its entirety and replace it with the following:

“(g) Permitted Junior Lien Debt or unsecured Debt the principal amount of which does not exceed $150,000,000 and any Permitted Refinancing Debt in respect thereof; provided that the Company shall have furnished to the Trustee and any requesting Holders prior written notice of its intent to incur such Permitted Junior Lien Debt or unsecured Debt, as applicable, the amount thereof, and the anticipated closing date, together with copies of drafts of the material definitive documents therefor promptly after such drafts are available and, when completed, copies of the final versions of such material definitive documents;”;

(b) delete the word “and” at the end of clause (k);

(c) delete the second parenthetical in clause (l) and replace such parenthetical with “(such Permitted Refinancing Debt in respect of the First Lien Credit Agreement, which must be held by a majority of lenders that are commercial banks or other institutional lenders that regularly engage in making reserve-based borrowing base bank loans and/or term loans or similar extensions of credit in the ordinary course, the “Credit Facility”)”;

(d) in clause (l)(a), delete the words “date hereof” and replace it with the words “First Supplemental Indenture Date”;

(e) in clause (l)(b), delete the words “as on the date hereof” and replace it with the words “as of the First Supplemental Indenture Date”;

(f) add the word “and” at the end of clause (l); and

(g) add the following as a new clause (m) immediately after clause (l):

“(m) Additional Notes in an aggregate principal amount not to exceed $350,000,000 in aggregate principal amount, the Exchange Notes to be issued pursuant to any Registration Rights Agreement, any PIK Notes issued in respect of such Additional Notes or Exchange Notes and any Permitted Refinancing Debt in respect of such Additional Notes, Existing Notes or PIK Notes.”

Section 2.24. Section 4.28 of the Indenture shall be amended to:

(a) replace the first parenthetical in clause (h) with the words “(as defined in the First Lien Credit Agreement as in effect on the Issue Date or any substantially similar definition in the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date or in the Credit Facility)”;

(b) delete the word “and” at the end of clause (i);

(c) delete clause (j) in its entirety and add the following as a new clause (j) immediately after clause (i):

“(j) Liens securing Debt permitted by Section 4.27(m); and”; and

(d) add the following as a new clause (k) immediately after clause (j):

“(k) Liens on Property not otherwise permitted by the foregoing clauses of this Section 4.28; provided that (i) such Liens do not secure Debt for borrowed money and (ii) the aggregate amount of all Debt secured by Liens permitted by this Section 4.28(k) shall not exceed $2,000,000 at any time.”

Section 2.25. Section 4.29 of the Indenture shall be amended to:

(a) delete the period at the end of clause (a)(iv) and replace such period with a semicolon and add the word “and” following such semicolon;

(b) add the following as a new clause (a)(v) immediately following clause (a)(iv):

“(v) the Company may make Restricted Payments in an aggregate amount not to exceed $35,000,000 for purposes of making cash payments for repurchases or exchanges of Equity Interests issued as consideration for any acquisition; provided that such payments must be made within one year after the closing date of any such acquisition.”;

(c) delete the word “or” at the end of clause (b)(i)(1) and replace such word with a semicolon;

(d) add the following immediately following clause (b)(i)(2):

“; or (3) in the case of the Existing Notes, is made in an amount less than or equal to the proceeds of the issuance of Additional Notes permitted by Section 4.27(m).”; and

(e) replace the word “Issue Date” in clause (b)(iii)(2) with the words “First Supplemental Indenture Date”.

Section 2.26. Section 4.30 of the Indenture shall be amended to delete clause (e) in its entirety and replace it with the following:

“(e) Permitted Acquisitions;”

Section 2.27. Section 4.37 of the Indenture shall be amended to add the words “or, if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility,” immediately following the words “under the First Lien Credit Agreement,” in the first sub-clause of clause (a)(xi).

Section 2.28. Section 4.43 of the Indenture shall be amended to delete the last sentence in its entirety and replace it with the following:

“Notwithstanding anything to the contrary contained herein, in the event that the First Lien Agent or lenders under the Credit Facility grant an extension, waiver, amendment, or consent with respect to the Company’s obligations under any substantively equivalent section of the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date to this Section 4.43 or otherwise remove such provisions or, if the First Lien Credit Agreement ceases to exist, under any substantively equivalent section of the Credit Facility (if any), such waiver, amendment, consent, extension or removal shall be automatically applicable to this Section 4.43 (without the need for further written modification to this Indenture); provided that, notwithstanding anything to the contrary herein, the Company shall be deemed to have complied with this Section 4.43 if the Company complies with any substantively equivalent section of the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date to this Section 4.43 or, if the First Lien Credit Agreement ceases to exist, with any substantively equivalent section of the Credit Facility.”

Section 2.29. Section 4.46 of the Indenture shall be amended to

(a) delete the word “(a)” immediately following the words “any Guarantor will”; and

(b) delete the words “or (b) change its fiscal year to end on any day other than December 31”

Section 2.30. Section 6.01(g) shall be amended to delete the words “Section 9.01(a) of the First Lien Credit Agreement” and replace such words with “Section 9.01(a) of the First Lien Credit Agreement as in effect on the Issue Date (or any replacement financial covenants under the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date or any other Credit Facility)”.

Section 2.31. Section 9.01 shall be amended to:

(a) delete clause (c) in its entirety and replace it with the following:

“(c) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;”; and

(b) insert the words “, Additional Notes as Second Lien Debt (as defined in the Intercreditor Agreement)” immediately following the words “(as defined in the Intercreditor Agreement)” in the first paragraph following clause (k).

Section 2.32. Section 11.02 shall be amended to delete the following words:

Jones Day

250 Vesey Street

New York, New York 10281

Attention: Scott J. Greenberg

Facsimile: (212) 755-7306

and replace such words with the following:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Matthew Pacey

Facsimile: (713) 836-3601

Section 2.33. The Appendix to the Indenture will be amended to:

(a) delete the name of the Appendix in its entirety and replace it with the following:

“PROVISIONS RELATING TO INITIAL NOTES AND EXCHANGE NOTES”

(b) insert each of the following definitions in its correct alphabetical position:

“Exchange Notes” means any 8.50% Senior Secured Second Lien Notes due 2023 issued in connection with a Registered Exchange Offer pursuant to a Registration Rights Agreement.

“Purchase Agreement” means, with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company and the Persons purchasing or underwriting such Additional Notes.

“Registered Exchange Offer” means the offer by the Company, pursuant to a Registration Rights Agreement, to certain Holders of Additional Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Registration Rights Agreement” means, with respect to any issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, one or more registration rights agreements, including the registration rights agreement to be entered into on the First Supplemental Indenture Date, among the Company and the Persons purchasing such Additional Notes under the related Purchase Agreement, as such agreements may be amended from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Shelf Registration Statement” means any registration statement issued by the Company in connection with the offer and sale of Additional Notes pursuant to a Registration Rights Agreement.

(c) delete the definition of Initial Notes in its entirety and replace it with the following:

“Initial Notes” means (i) the $344,279,000 aggregate principal amount of 8.50% Senior Secured Second Lien Notes due 2023 issued pursuant to this Indenture on the Issue Date, (ii) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act and (iii) any 8.50% Senior Secured Second Lien Notes due 2023 issued pursuant to Section 2.3(b)(ii) hereof in exchange for any Initial Notes.

(d) delete the definition of Notes in its entirety and replace it with the following:

“Notes” means the Initial Notes, any Additional Notes, any Exchange Notes and any PIK Notes, treated as a single class.

(e) add the following to the beginning of the last sentence of Section 2.1(a):

“Exchange Notes shall be issued in global form (with the global Notes legend set forth in Exhibit 1 hereto) or in certificated form as provided in Section 2.4 of this Appendix. Exchange Notes issued in global form,”;

(f) delete Section 2.2 in its entirety and replace it with the following:

“2.2 Authentication. The Trustee shall authenticate and deliver: (a) on the Issue Date, an aggregate principal amount of $344,279,000 8.50% Senior Secured Second Lien Notes due 2023, (b) at any time and from time to time thereafter, (i) PIK Notes that may be validly issued under this Indenture and (ii) increase the principal amount of any Global Note as a result of a PIK Note Payment, in each case upon a written order of the Company, (c) at any time and from time to time, any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.02 of this Indenture, and (d) at any time and from time to time, Exchange Notes for issue only in a Registered Exchange Offer, pursuant to a Registration Rights Agreement, for a like principal amount of Initial Notes, in each case upon a written order of the Company. Such order (x) shall specify (i) the aggregate principal amount of the Notes to be authenticated, the date on which such Notes are to be authenticated and to whom such Notes shall be registered and delivered; (ii) whether such Notes constitute Initial Notes or Exchange Notes; (iii) whether such Notes constitute PIK Notes; (iv) whether such Notes constitute Additional Notes; (v) if such Notes constitute Additional Notes, the issue price, the issue date (and the corresponding date from which interest shall accrue thereon and the first interest payment date therefor) and the CUSIP number and any corresponding ISIN of such Additional Notes and whether such Additional Notes shall be Transfer Restricted Securities and issued in the form of Initial Notes as set forth in Exhibit 1 hereto or shall be issued in the form of Exchange Notes as set forth in Exhibit 2 hereto; (vi) in the case of any issuance of Additional Notes pursuant to Section 2.16 of this Indenture, shall certify that such issuance is in compliance with Section 4.27 of this Indenture.”;

(g) add the words “prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes,” to Section 2.3(a)(iii) immediately following the words “pursuant to Section 2.4 of this Appendix,”;

(h) add the words “and, if in global form, the applicable procedures of the Depository” to the end of the first sentence of clause (b)(ii);

(i) add the following as new clauses (b)(iii) and (b)(iv) immediately following section 2.3(b)(ii):

“(iii) After a transfer of any Initial Notes pursuant to and during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes, all requirements pertaining to legends on such Initial Note will cease to apply, the requirement that any such Initial Note issued to certain Holders be issued in global form will cease to apply, and an Initial Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Notes upon exchange of such transferring Holder’s certificated Initial Note or directions to transfer such Holder’s interest in the Global Note, as applicable.

(iv) Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Exchange Notes in certificated or global form will be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.”; and

(j) add the Exhibit attached hereto as Annex B immediately after Exhibit 1 to the Appendix as a new Exhibit 2 to the Appendix.

Section 2.34. Exhibit 1 to Appendix shall be amended to:

(a) delete the words “CUSIP No. 665531 AE9” and replace such words with “CUSIP No. [    ];

(b) delete the words “ISIN No. US665531AE93” and replace such words with “ISIN No. [    ];

(c) add the words “or, if the First Lien Credit Agreement ceases to exist, any substantively equivalent provisions in the Credit Facility” immediately following the words “subject to the prepayment provisions in the First Lien Credit Agreement” in the first sentence of clause (b) of Section 8.

(d) delete the word “or” immediately preceding clause (10) in the last sentence of Section 12;

(e) add the following immediately after clause (10) of the last sentence of Section 12:

“, or (11) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture.”;

(f) delete clauses (ii) - (v) of Section 13 in their entirety and replace such clauses with the following:

“(ii) default for failure to pay any interest on any Note or any fee or any other amount payable under any Note Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of 20 days; (iii) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with the Exchange Agreement and any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any report, certificate, financial statement or other document furnished by or on behalf of the Company or any Subsidiary pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder which has been proven to be incorrect in any material respect when made or deemed made (provided that to the extent that any representation and warranty is qualified by materiality, material adverse effect or a similar qualification, such representation and warranty shall be true in all respects); (iv) failure by the Company or any Subsidiary to observe or perform any covenant, condition or agreement contained in any of the Sections 4.03(h), 4.03(l), 4.04, 4.05, 4.13, 4.14, 4.15, 4.18, 4.19, 4.21, 4.24, 4.25 or 4.26 of the Indenture or in any of Sections 4.27 through 4.48 of the Indenture and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Trustee to the Company or from the Holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee or (ii) an Officer of the Company or such Subsidiary otherwise becoming aware of such default; provided, however, the rate at which Cash Interest on the Notes accrues shall increase to the Default Rate effective immediately upon such failure without giving effect to such thirty (30)-day grace period; (v) failure by the Company or any Subsidiary to observe or perform any covenant, condition or agreement contained in the Indenture (other than those specified in Section 6.01(a), Section 6.01(b) or Section 6.01(d)) or any other Note Document and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (a) notice thereof from the Trustee to the Company or from the holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee, or (b) an Officer of the Company or such Subsidiary otherwise becoming aware of such default;”;

(g) add the following immediately after Section 18 as a new Section 19 and renumber the subsequent sections, as appropriate:

“19. Additional Rights of Holders of Transfer Restricted Securities. In addition to the rights provided to Holders of the Notes under the Indenture, Holders of Transfer Restricted Securities shall have the rights set forth in the Registration Rights Agreement dated as of the First Supplemental Indenture Date, between the Company and RBC Capital Markets, LLC.”; and

(h) add the words “or the Registration Rights Agreement” to the end of the first sentence of the first paragraph immediately after Section 21.

ARTICLE 3

Section 3.01. The Collateral Agent is hereby authorized and directed to enter into an amendment to the Intercreditor Agreement making certain changes, including, among other items, to (i) reflect the replacement of the First Lien Credit Agreement with the new senior secured revolving credit facility; (ii) amend the definition of “Priority Lien Cap” to permit borrowings under the new senior secured revolving credit facility up to $425 million; (iii) delete Section 4.05(b)(vii) to remove the restrictions on modifications to the amounts of or time periods applicable to any make-whole amounts, yield maintenance amounts, premium or call protection applicable to the Second Lien Obligations or Third Lien Obligations (as such terms are defined in the Intercreditor Agreement) without prior written consent of the Priority Lien Agent (as defined in the Intercreditor Agreement); and (iv) certain other changes to the Intercreditor Agreement to provide that holders of Additional Notes will be bound thereby.

ARTICLE 4

Section 4.01. Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 4.02. The Trustee and the Collateral Agent. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Collateral Agent by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee and the Collateral Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and Collateral Agent with respect hereto. The recitals above shall constitute statements of the Company, and neither the Trustee nor the Collateral Agent assume any responsibility for their accuracy. Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture.

Section 4.03. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.04. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute the effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

SIGNATURES

NORTHERN OIL AND GAS, INC.

By:	/s/ Nicholas L. O’Grady
Name:	Nicholas L. O’Grady
Title:	Chief Financial Officer

SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Y. Schweiger
Name:	Jane Y. Schweiger
Title:	Vice President

COLLATERAL AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Jane Y. Schweiger
Name:	Jane Y. Schweiger
Title:	Vice President

SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE

ANNEX A

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N/A
(a)(4)	N/A
(a)(5)	7.10
(b)	7.10
311 (a)	7.11
(b)	7.11
312 (a)	2.05
(b)	11.03
(c)	11.03
313 (a)	7.06
(b)(1)	7.06
(b)(2)	7.06, 7.07
(c)	7.06, 11.02
(d)	7.06
314 (a)	4.03, 11.02, 11.05
(b)	12.05
(c)(1)	11.04
(c)(2)	11.04
(c)(3)	N/A
(d)	12.03
(e)	11.05
315 (a)	7.01
(b)	7.05, 11.02
(c)	7.01
(d)	7.01
(e)	6.11
316 (a)	2.08, 2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N/A
(b)	6.07
(c)	9.04
317 (a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318 (a)	11.01
(b)	11.01
(c)	11.01

N/A means not applicable.

*	This Cross-Reference Table is not part of the Indenture.

ANNEX A TO THE FIRST SUPPLEMENTAL INDENTURE

ANNEX B

EXHIBIT 2 TO APPENDIX

[FORM OF FACE OF EXCHANGE NOTE]

*/

If the Note is to be issued in global form, add the Global Notes Legend from Exhibit 1 to Rule 144A/Regulation S Appendix and the attachment from such Exhibit 1 captioned “[TO BE ATTACHED TO GLOBAL NOTES] — SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE.”

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

NORTHERN OIL AND GAS, INC.

Principal Amount $[    ]

No. [ ]	CUSIP No. [ ]

ISIN No. [    ]

8.50% Senior Secured Second Lien Notes due 2023

Northern Oil and Gas, Inc., a Delaware corporation, promises to pay to [    ], or its registered assigns, the principal sum of [        ] Dollars on May 15, 2023 [or such greater or lesser amount as may be indicated on Schedule A hereto].1

Quarterly Interest Payment Dates: January 1, April 1, July 1 and October 1

Quarterly Record Dates: December 15, March 15, June 15 and September 15

Additional provisions of this Note are set forth on the other side of this Note.

NORTHERN OIL AND GAS, INC.

By:
Name:
Title:

[1]	If this is a Global Note, add this provision.

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee, certifies that this is one of the

Notes referred to in the Indenture.

By:
Authorized Signatory

Dated:

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

[FORM OF REVERSE SIDE OF EXCHANGE NOTE]

8.50% Senior Secured Second Lien Notes due 2023

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    Interest. Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), promises to pay Cash Interest on the principal amount of this Note at 8.50% per annum from May 15, 2018 until maturity (the “Cash Interest Rate”); provided, however, beginning on July 1, 2018, the Company shall pay additional interest in kind at 1.00% per annum (the “PIK Interest Rate”) (in addition to the Cash Interest Rate) on the then outstanding principal amount of this Note (a “PIK Note Payment”) by increasing the principal amount of this Note or by issuing additional Notes in a principal amount equal to such interest (“PIK Interest”) on the applicable Interest Payment Date. Notwithstanding the foregoing, if the Company delivers a PIK Interest Suspension Certificate to the Trustee on or before the Compliance Certificate Due Date for the most recently ended Measurement Fiscal Quarter, the PIK Interest shall not accrue from the Interest Payment Date following the delivery of such PIK Interest Suspension Certificate through the Interest Payment Date following the Compliance Certificate Due Date for the immediately succeeding Measurement Fiscal Quarter; provided, however, if a PIK Interest Suspension Certificate is not delivered by such Compliance Certificate Due Date, PIK Interest shall immediately and automatically begin accruing on the then outstanding principal amount of this Note on the next succeeding Interest Payment Date and shall continue to accrue until the next Interest Payment Date following the date on which a PIK Interest Suspension Certificate is delivered in compliance with Section 2.13 of the Indenture. The Company will pay interest quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2018 (each an “Interest Payment Date”), and at Stated Maturity, the Company will pay interest from the most recent date to which interest has been paid to the Stated Maturity date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay in cash (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 3% higher than the then applicable interest rate on the Notes to the extent lawful and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate that is 3% higher than the then applicable interest rate on the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve (12) 30-day months.

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

PIK Note Payments shall be effected (i) with respect to Notes in certificated form, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest to be paid on the principal amount of Notes held by each Holder on the relevant record date, after giving effect to any interest to be paid in Cash Interest (rounded up to the nearest $1.00) or (ii) with respect to Global Notes, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest $1.00), and the Trustee will, at the written order of the Company signed by an Officer, authenticate and deliver such PIK Notes on the Interest Payment Date in certificated form for original issuance to the Holders of record on the relevant record date or cause such increase in principal amount with respect to Global Notes. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Note Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Note Payment. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date.

Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the December 15, March 15, June 15 or September 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest due at maturity. The Notes will be payable as to principal, Cash Interest, PIK Interest, if any, premium, if any, at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of Cash Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds to an account in the United States of America will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company to be provided to the Paying Agent or the Paying Agent. Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the Applicable Procedures of the Depository as permitted in the Indenture. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, except in the case of any PIK Interest.

Paying Agent, Collateral Agent and Registrar. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent, Collateral Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

Indenture. The Company issued the Notes under an Indenture, dated as of May 15, 2018 (“Indenture”), between the Company, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77a-77b). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are secured by second priority liens in the Collateral pursuant to the Security Documents.

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

Optional Redemption. The Company shall have the option to redeem the Notes pursuant to this paragraph 5 in whole or in part at any time, at the following redemption prices (and, following any acceleration of the Notes pursuant to Section 6.02 of the Indenture (including, without limitation, any such automatic acceleration in connection with a voluntary or involuntary insolvency proceeding under any Bankruptcy Law), the Notes shall be accelerated at a price and any Asset Sale Offer pursuant to Section 3.09 of the Indenture shall be at the following redemption prices) (in each case, expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed to, but excluding the applicable redemption date or acceleration date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date or acceleration date) (i) from and after the Issue Date until May 15, 2021, 104.000%; (ii) on and after May 15, 2021 until May 15, 2022, 102.000%; and (iii) on and after May 15, 2022, 100.000% (the amount equal to the percentage in excess of 100% of the principal amount in the foregoing clauses (i) and (ii), the “Applicable Premium”); provided, that, any redemption of Notes (or acceleration of Notes) prior to May 15, 2020 shall also be accompanied by the Make Whole Premium (in addition to the Applicable Premium).

Notice of Redemption. Notice of redemption will be mailed at least thirty (30) days but not more than sixty (60) days (except as otherwise provided in the Indenture if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge) before the redemption date to each Holder whose Notes are to be redeemed at its registered address. If mailed in the manner provided for in Section 3.03 of the Indenture, the notice of optional redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Notes in denominations larger than $1.00 may be redeemed in part but only in whole multiples of $1.00 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest cease to accrue on the Notes or portions thereof called for redemption. The notice of redemption with respect to a redemption described in paragraph 5 above need not set forth the Make Whole Premium but only the manner of calculation thereof.

Mandatory Redemption. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

Repurchase at Option of Holder.

Within thirty (30) days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Settlement Date. Within thirty (30) days following a Change of Control, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by Section 4.25 of the Indenture.

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

If the Company or any Guarantor Transfers Oil and Gas Properties (or any Equity Interests in any Guarantor owning such Oil and Gas Properties) or Liquidates any Swap Agreement (in each case, other than Transfers permitted under Section 4.37(a)(i), Section 4.37(a)(iii), Section 4.37(a)(v), Section 4.37(a)(vi) or Section 4.37(a)(viii)), then the Company shall, subject to the prepayment provisions in the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, any substantively equivalent provision in the Credit Facility, within ten (10) Business Days after such Transfer or Liquidation, make an Asset Sale Offer to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased from such Net Cash Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount of such Net Cash Proceeds in excess of $20,000,000 plus accrued and unpaid interest thereon to the Settlement Date plus the Make Whole Premium, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Settlement Date, and will be payable in cash. Notwithstanding the foregoing, the company may, as long as no Default or Event of Default exists, within ten (10) Business Days after such Transfer or Liquidation, notify the Trustee and the Holders that it intends to reinvest such Net Cash Proceeds; provided that if no Default or Event of Default exists and the Company notifies the Trustee and the Holders that it plans to reinvest such Net Cash Proceeds in the acquisition or development of Oil and Gas Properties constituting Proved Reserves, then it shall do so within ninety (90) days after the date of such Transfer or Liquidation (provided that the execution of a binding AFE during such period shall be deemed to be a reinvestment so long as the amounts owed under such AFE are funded within 180 days after the date such AFE is executed); provided further, that (A) if the Company fails to make such reinvestment in such period, it shall make an Asset Sale Offer in amount equal to 100% of such Net Cash Proceeds within ten (10) Business Days after the expiration of such 90-day period (or, as applicable, after the expiration of the 180-day period following the execution of a binding AFE) and (B) in no event shall the aggregate amount of Net Cash Proceeds permitted to be reinvested exceed $50,000,000 during the term of this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Net Cash Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1.00, or integral multiples of $1.00 in excess thereof, shall be purchased). Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

Guarantees. The payment by the Company of the principal of and interest, premium, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors to the extent set forth in the Indenture.

Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any Taxes due on transfer or exchange. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of fifteen (15) days before a selection of Notes to be redeemed.

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (subject to Section 2.09). Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented (1) to cure any ambiguity, defect or inconsistency, (2) to provide for uncertificated Notes in addition to or in place of certificated Notes, (3) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect, (4) to secure the Notes or the Subsidiary Guarantee pursuant to Section 4.15 of the Indenture or otherwise, (5) to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Article 10 of the Indenture, (6) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (7) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee, (8) to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security documents or any discharge or release of any Collateral that is permitted by the Indenture or any of the Note Documents; (9) to implement any amendment contemplated by Section 4.24(a)(iii), Section 4.29(b)(iii)(3) or Section 4.47 of the Indenture, (10) with respect to the Security Documents, as provided in the Intercreditor Agreement, or (11) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture.

Defaults and Remedies. Events of Default include: (i) default for failure to pay any principal of any Note when due and payable, whether at the due date thereof or at a date fixed for redemption or repurchase thereof, by acceleration or otherwise; (ii) default for failure to pay any interest on any Note or any fee or any other amount payable under any Note Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of 20 days; (iii) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with the Exchange Agreement and any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any report, certificate, financial statement or other document furnished by or on behalf of the Company or any Subsidiary pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder which has been proven to be incorrect in any material respect when made or deemed made (provided that to the extent that any representation and warranty is qualified by materiality, material adverse effect or a similar qualification, such representation and warranty shall be true in all respects); (iv) failure by the Company or any Subsidiary to observe or perform any covenant, condition or agreement contained in any of the Sections 4.03(h), 4.03(l), 4.04, 4.05, 4.13, 4.14, 4.15, 4.18, 4.19, 4.21, 4.24, 4.25 or 4.26 of the Indenture or in any of Sections 4.27 through 4.48 of the Indenture and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

(i) notice thereof from the Trustee to the Company or from the Holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee or (ii) an Officer of the Company or such Subsidiary otherwise becoming aware of such default; provided, however, the rate at which Cash Interest on the Notes accrues shall increase to the Default Rate effective immediately upon such failure without giving effect to such thirty (30)-day grace period; (v) failure by the Company or any Subsidiary to observe or perform any covenant, condition or agreement contained in the Indenture (other than those specified in Section 6.01(a), Section 6.01(b) or Section 6.01(d)) or any other Note Document and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Trustee to the Company or from the Holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee or (ii) an Officer of the Company or such Subsidiary otherwise becoming aware of such default; provided, however, the rate at which Cash Interest on the Notes accrues shall increase to the Default Rate effective immediately upon such failure without giving effect to such thirty (30)-day grace period; (v) failure to observe or perform any covenant, condition or agreement contained in the Indenture (other than those specified in (i), (ii) or (iv)) or any other Note Document and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (a) notice thereof from the Trustee to the Company or from the holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee (b) an Officer of the Company or such Subsidiary otherwise becoming aware of such default; (vi) failure to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace or cure periods); (vii) any event or condition occurs that results in (a) any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Company or any Subsidiary to make an offer in respect thereof or (b) an “Event of Default” under the First Lien Credit Agreement or any equivalent under any Credit Facility shall have occurred; provided that an “Event of Default” or equivalent resulting from a breach of the First Lien Financial Covenants or Section 9.01(a) of the First Lien Credit Agreement (or any replacement financial covenants under any Credit Facility) to the extent then in effect under the First Lien Credit Agreement or the Credit Facility shall not constitute an Event of Default under this (vii)(b) until (A) the loans or other obligations under the First Lien Credit Agreement or Credit Facility have been accelerated, (B) the First Lien Agent has commenced exercising remedies or (C) such “Event of Default” or equivalent has not been cured or waived under the terms of the First Lien Credit Agreement or Credit Facility, as applicable, within thirty (30) days after notice of the occurrence of such “Event of Default” or equivalent has been delivered by the Company to the lenders under the First Lien Credit Agreement or Credit Facility (or was required to be delivered under the terms of the First Lien Credit Agreement or Credit Facility as in effect at such time); (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of the Company’s Subsidiaries; (ix) (a) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding under any Bankruptcy Law) or (b) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

Material Adverse Effect, in either such case, shall have been rendered against a Note Party and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Note Party to enforce any such judgment; (x) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and (xi) the Note Documents cease to be in full force and effect or are repudiated or cease to create a valid and perfected lien in favor of the Collateral Agent. If any Event of Default occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes, by written notice to the Company with a copy to the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in Section 6.01(h) or 6.01(i) of the Indenture, all outstanding Notes will become due and payable immediately without further action or notice, together with all accrued and unpaid interest and premium (including the Applicable Premium and Make Whole Premium), if any, thereon. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest, premium, if any) if it in good faith determines that withholding notice is in their interests. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium, if any, that have become due solely because of the acceleration) have been cured or waived. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or interest, premium (including the Applicable Premium and Make Whole Premium), if any, on, the Notes. The Company is required to deliver to the Trustee annually an Officers’ Certificate regarding compliance with the Indenture, and, so long as any Notes are outstanding, the Company is required upon any Officer of the Company becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

Defeasance and Discharge. The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Indenture.

No Recourse Against Others. No director, officer, partner, employee, incorporator, manager or shareholder or other owner of Equity Interests of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantee or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

[Additional Rights of Holders of Transfer Restricted Securities. In addition to the rights provided to Holders of the Notes under the Indenture, Holders of Transfer Restricted Securities shall have the rights set forth in the Registration Rights Agreement dated as of the First Supplemental Indenture Date, between the Company and RBC Capital Markets, LLC.]2

Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Successors. In the event a successor assumes all the obligations of the Company under the Notes and the Indenture, pursuant to the terms thereof, the Company will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture [or the Registration Rights Agreement]3. Requests may be made to:

Northern Oil and Gas, Inc.

601 Carlson Pkwy, Suite 990

Minnetonka, MN 55305

Attention: Secretary

[2]	Delete if this Note is not being issued in exchange for an Initial Note.
[3]	Delete if this Note is not being issued in exchange for an Initial Note.

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.25 or Section 4.37(b) of the Indenture, check the box below:

☐ Section 4.25                        ☐ Section 4.37(b)

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.25 or Section 4.37(b) of the Indenture, state the amount (in minimum denomination of $1.00 or integral multiples of $1.00 in excess thereof) you elect to have purchased: $

Dated:

(Sign exactly as your name appears on the other side of this Note)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:
(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE

[TO BE ATTACHED TO GLOBAL NOTE]

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signatory of authorized officer of Trustee or Notes Custodian

ANNEX B TO THE FIRST SUPPLEMENTAL INDENTURE